Exhibit 99.1

Protalix BioTherapeutics Sells its Share in Collaboration Agreement for ELELYSO and a

6% Equity Stake in Protalix to Pfizer for a total of $46 Million

Protalix to use funds to aggressively push its clinical pipeline forward and execute its new strategy of developing clinically superior biologics

Protalix receives all rights to ELELYSO in Brazil in exchange for all rights to ELELYSO in Israel

CARMIEL, Israel, October 13, 2015 -- Protalix BioTherapeutics, Inc. (NYSE MKT:PLX) (TASE:PLX), announced today that the Company sold its share in the collaboration agreement for ELELYSOTM to its commercialization partner, Pfizer Inc. Under the initial collaboration agreement, Pfizer and the Company shared revenues and expenses for the development and commercialization of ELELYSO on a 60%/40% basis globally, excluding Israel and Brazil. As amended, Pfizer is responsible for 100% of expenses, and entitled to all of the revenues, globally for ELELYSO, excluding Brazil, where the Company will be responsible for all expenses and retain all revenues.

“We are very pleased to have the support of Pfizer as a shareholder of the Company. The funds we are receiving from the overall transaction, totaling $46 Million, will yield a strong pro forma cash balance for the Company of approximately $80 Million as of September 30, 2015 enabling us to aggressively push our clinical pipeline forward and concentrate on our new strategy of developing clinically superior biologics” said Moshe Manor, Protalix’s President and Chief Executive Officer. “Additionally, we are very happy to restructure and extend our existing relationship with Pfizer as they have shown their commitment to Gaucher patients and treating physicians.”

Pursuant to the amended collaboration agreement, the Company will receive $36 Million in cash from Pfizer for the Company’s share in the collaboration agreement and the Israeli territory, while Pfizer will transfer to the Company full commercialization rights in Brazil thereby eliminating annual payments of up to $12.5 Million to which Pfizer was entitled.

In addition to the $36 Million cash payment, pursuant to a stock purchase agreement, Pfizer agreed to make a $10 Million investment in exchange for 5,649,079 shares of the Company’s common stock subject to certain other terms referenced under the stock purchase agreement.

“We look forward to expanding the availability of ELELYSO and our successful patient support programs to the Gaucher patient community globally,” said Michael Goettler, Global Commercial Officer, Global Innovative Pharma Business, Pfizer Inc. “This amended agreement underscores Pfizer’s long-standing commitment to serving the needs of patients living with rare diseases.”

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About Protalix BioTherapeutics, Inc.

Protalix is a biopharmaceutical company focused on the development and commercialization of recombinant therapeutic proteins expressed through its proprietary plant cell-based expression system, ProCellEx®. Protalix’s unique expression system presents a proprietary method for developing recombinant proteins in a cost-effective, industrial-scale manner. Protalix’s first product manufactured by ProCellEx, taliglucerase alfa, was approved for marketing by the U.S. Food and Drug Administration (FDA) in May 2012, by Israel’s Ministry of Health in September 2012, by the Brazilian National Health Surveillance Agency (ANVISA) in March 2013, and by the regulatory authorities of other countries.  Protalix’s development pipeline includes the following product candidates: PRX-102, a modified version of the recombinant human alpha-GAL-A protein for the treatment of Fabry disease; PRX-112, an orally-delivered glucocerebrosidase enzyme that is produced and encapsulated within carrot cells, for the treatment of Gaucher disease; PRX-106, an orally-delivered anti-inflammatory treatment; PRX-110 for the treatment of Cystic Fibrosis; and others.

Forward-Looking Statements

To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The terms “anticipate,” “believe,” “estimate,” “expect,” “plan” and “intend” and other words or phrases of similar import are intended to identify forward-looking statements. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. Drug discovery and development involve a high degree of risk. Factors that might cause material differences include, among others: risks relating to the non-compliance by Fundação Oswaldo Cruz with its purchase obligations and related milestones under our supply and technology transfer agreement for Brazil; risks related to the commercialization efforts for taliglucerase alfa in Brazil; failure or delay in the commencement or completion of our preclinical and clinical trials which may be caused by several factors, including: lack of sufficient funding to finance clinical trials; unforeseen safety issues; determination of dosing issues; lack of effectiveness during clinical trials; slower than expected rates of patient recruitment; inability to monitor patients adequately during or after treatment; and the inability or unwillingness of medical investigators and institutional review boards to follow our clinical protocols; the risk that the results of the clinical trials of our product candidates will not support our claims of safety or efficacy, that our product candidates will not have the desired effects or will be associated with undesirable side effects or other unexpected characteristics; our dependence on performance by third party providers of services and supplies, including without limitation, clinical trial services; delays in our preparation and filing of applications for regulatory approval; delays in the approval or potential rejection of any applications we file with the FDA or other health regulatory authorities, and other risks relating to the review process; the inherent risks and uncertainties in developing drug platforms and products of the type we are developing; the impact of development of competing therapies and/or technologies by other companies and institutions; potential product liability risks, and risks of securing adequate levels of product liability and other necessary insurance coverage; and other factors described in our filings with the U.S. Securities and Exchange Commission. The statements in this release are valid only as of the date hereof and we disclaim any obligation to update this information.

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CONTACT: Investor Contact

Marcy Nanus

The Trout Group, LLC

646-378-2927

mnanus@troutgroup.com

Source: Protalix BioTherapeutics, Inc.

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